Cypress Bioscience, Inc. Announces Second Quarter 2008 Results

SAN DIEGO, CA -- 08/08/2008 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the second quarter of 2008. For the quarter ended June 30, 2008, the Company reported a net loss of approximately $4.0 million or $0.11 per share basic and diluted compared to net income of approximately $2.3 million or $0.07 per share basic and diluted for the corresponding period in 2007. At June 30, 2008, the Company had cash, cash equivalents and investments totaling $153.4 million.

The Company reported revenues of $1.0 million and $15.2 million for the quarter and six months ended June 30, 2008, respectively, compared to $5.9 million and $6.9 million for the quarter and six months ended June 30, 2007, respectively. The decrease in revenues during the second quarter of 2008 is primarily due to a $5.0 million milestone payment received from Forest Laboratories in June 2007 as a consequence of the results of our second Phase III trial for milnacipran. The increase in revenues during the six months ended June 30, 2008 is due to a $10.0 million milestone payment received from Forest Laboratories in February 2008 upon NDA acceptance and a $3.2 million payment received from Forest Laboratories also upon NDA acceptance in February 2008 as reimbursement for one-third of the costs paid in connection with the second Phase III trial for milnacipran. This increase in revenues during 2008 was partially offset by the receipt of a $5.0 million milestone payment during 2007. The revenues recognized during 2008 and 2007 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million over a period of eight years, an additional $1.0 million license payment received from Forest Laboratories in July 2007 to extend the territory to include Canada recognized over the remainder of the eight year amortization period, sponsored development reimbursements, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran, a $10.0 million milestone payment and $3.2 million payment for reimbursement of certain costs that were received from Forest Laboratories during the first quarter of 2008 and a $5.0 million milestone payment received from Forest Laboratories during the second quarter of 2007.

Total operating expenses for the quarter and six months ended June 30, 2008 were $6.2 million and $25.0 million, respectively, compared to $5.2 million and $8.6 million for the quarter and six months ended June 30, 2007, respectively. The increase in operating expenses for the quarter ended June 30, 2008 was primarily due to costs incurred during the second quarter in connection with our proof of concept studies for new compounds, development costs incurred during the second quarter of 2008 in connection with validation activities for our personalized medicine laboratory services, which were acquired in connection with the Proprius acquisition in March 2008, one-time costs owed to Forest Laboratories as agreed upon in the amendment to our agreement with Forest Laboratories, higher legal fees incurred during the second quarter of 2008 due to increased patent filing activity and increased share-based compensation expense related to options granted in 2008. The increase in operating expenses for the six months ended June 30, 2008 was primarily due to a charge in the amount of $12.6 million for in-process research and development in connection with the acquisition of Proprius in March 2008. Also contributing to the increase in operating expenses in for the six months ended June 30, 2008 was a $1.0 million milestone payment and $0.5 million sublicense fee owed to Pierre Fabre upon NDA acceptance in connection with our collaboration agreement with Forest Laboratories, as well as the reasons contributing to the increase in operating expenses for the three months ended June 30, 2008 as described above.

About Cypress Bioscience, Inc.

Cypress Bioscience is committed to developing and commercializing pharmaceutical products and personalized medicine laboratory services that allow physicians to serve unmet medical needs. Cypress' strategy involves evaluating various other potential strategic transactions, including the potential acquisition of products, product candidates, technologies and companies, and other alternatives.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat Fibromyalgia and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that the New Drug Application that we filed for milnacipran may not be ultimately approved by the FDA; that we and Forest may elect not to continue development of milnacipran for any reason; that the results from our third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in any of our proof of concept trials or in developing any of the products or services acquired in connection with our acquisition of Proprius. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                         CYPRESS BIOSCIENCE, INC.
                  Condensed Consolidated Financial Data
                   (In thousands except per share data)

Statement of Operations Data:

                                       Quarter ended     Six months ended
                                          June 30,           June 30,
                                      2008      2007      2008      2007
                                    --------  --------- --------  ---------
                                        (unaudited)         (unaudited)
Revenues under collaborative
 agreement                          $  1,015  $   5,949 $ 15,231  $   6,910

Operating expenses:
   Research and development            3,009      2,192    5,679      3,186
   General and administrative          3,166      2,969    6,704      5,440
   In-process research and
    development                            -          -   12,590          -
                                    --------  --------- --------  ---------
Total operating expenses               6,175      5,161   24,973      8,626
                                    --------  --------- --------  ---------

Interest income                        1,169      1,551    2,870      2,834
                                    --------  --------- --------  ---------

Net income (loss)                   $ (3,991) $   2,339 $ (6,872) $   1,118
                                    ========  ========= ========  =========

Net income (loss) per share - basic $  (0.11) $    0.07 $  (0.18) $    0.03
                                    ========  ========= ========  =========

Shares used in computing net income
 (loss) per share - basic             37,642     33,716   37,583     32,993
                                    ========  ========= ========  =========

Net income (loss) per share -
 diluted                            $  (0.11) $    0.07 $  (0.18) $    0.03
                                    ========  ========= ========  =========

Shares used in computing net income
 (loss) per share - diluted           37,642     35,135   37,583     34,273
                                    ========  ========= ========  =========

Balance Sheet Data:

                                                    June 30,   December 31,
                                                      2008         2007
                                                  ------------ ------------
                                                  (unaudited)
Assets
   Cash, cash equivalents and short-term
    investments                                   $    153,428 $    181,807
   Other current assets                                    547          794
   Goodwill                                             26,466            -
   Other non-current assets                                325           99
                                                  ------------ ------------
      Total assets                                $    180,766 $    182,700
                                                  ============ ============

Liabilities and Stockholders' Equity
   Current liabilities                            $      5,346 $      4,625
   Long-term liabilities                                 8,391       10,060
   Stockholders' equity                                167,029      168,015
                                                  ------------ ------------
      Total liabilities and stockholders' equity  $    180,766 $    182,700
                                                  ============ ============

CONTACT:
Michael Hufford, VP Corporate Development
Mary Gieson, Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323